Exhibit 3.21
COTTONWOOD COMMUNITIES, INC.

ARTICLES SUPPLEMENTARY

Cottonwood Communities, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”) that:

FIRST: Under a power contained in Article VII of the charter of the Corporation (the “Charter”) and in accordance with Section 2-105 of the Maryland General Corporation Law, the Board of Directors of the Corporation (the “Board of Directors”), by duly adopted resolutions, classified an additional 5,000,000 shares of authorized but unissued Preferred Stock, $.01 par value per share, of the Corporation as shares of Series A Convertible Preferred Stock, $.01 par value per share (the “Series A Convertible Preferred Stock”). The total number of shares of Series A Convertible Preferred Stock which the Corporation has authority to issue after giving effect to these Articles Supplementary is 20,000,000. There has been no increase in the authorized shares of stock of the Corporation effected by these Articles Supplementary.

SECOND: A description of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption of the Series A Convertible Preferred Stock is contained in the Articles Supplementary of the Corporation filed with, and accepted for record by, the SDAT on September 18, 2023, and remain unchanged by these Articles Supplementary.

THIRD: The additional shares of Series A Convertible Preferred Stock have been classified and designated the Board of Directors under the authority contained in the Charter.

FOURTH: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

FIFTH: The undersigned acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its Chief Financial Officer and attested by its Secretary on this 1st day of May, 2026.

ATTEST:            COTTONWOOD COMMUNITIES, INC.

/s/ Gregg Christensen        /s/ Adam Larson
Name:   Gregg Christensen        Name:  Adam Larson
Title:    Secretary        Title:    Chief Financial Officer